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                           December 17, 2020

       William Kelly
       Chief Financial Officer
       BK Technologies Corp
       7100 Technology Drive
       West Melbourne, FL 32904

                                                        Re: BK Technologies
Corp
                                                            Registration
Statement on Form S-3
                                                            File No. 333-251307
                                                            Filed December 11,
2020

       Dear Mr. Kelly:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Purnell at 202-551-3454 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing